Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

ZILLOW, INC.

ARTICLE 1. NAME

The name of this corporation is Zillow, Inc.

ARTICLE 2. SHARES

2.1	Authorized Capital

The total number of shares which this corporation is authorized to issue is 645,000,000, consisting of three classes of shares to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” (collectively the Class A Common Stock and the Class B Common Stock are referred to herein as the “Common Stock”) and “Preferred Stock.” The total number of shares of Class A Common Stock that this corporation shall have authority to issue is 600,000,000 shares, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 15,000,000 shares, each with a par value of $0.0001. The total number of shares of Preferred Stock that this corporation shall have authority to issue is 30,000,000 shares, each with a par value of $0.0001.

2.2	Preferred Stock

This corporation’s board of directors (the “Board of Directors”) shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares (in an aggregate amount not exceeding the aggregate number of shares of Preferred Stock authorized by this corporation’s articles of incorporation (as amended or restated from time to time) (the or these “Articles”)), as determined from time to time by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof. The Board of Directors shall have the authority to fix and determine and to amend the number of shares of any series of Preferred Stock that is wholly unissued or to be established and to fix and determine and to amend the designation, preferences, voting powers and limitations, and the relative, participating, optional or other rights, of any series of shares of Preferred Stock that is wholly unissued or to be established, including, without limiting the generality of the foregoing, the voting rights relating to shares of such series of Preferred Stock, the rate of dividend to which holders of shares of such series of Preferred Stock may be entitled, the rights of holders of shares of such series of Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of this corporation, the rights of holders of shares of such series of Preferred Stock to convert or exchange shares of such series of Preferred Stock for shares of any other capital stock or for any other securities, property or assets of this corporation, and whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the term and conditions of such redemption.

Before this corporation shall initially issue shares of a series of Preferred Stock created under RCW 23B.06.020 (or any successor provision thereto) of the Washington Business Corporation Act, articles of amendment setting forth the terms of such series in a form meeting the requirements of RCW 23B.06.020 shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Washington Business Corporation Act, and shall be effective without shareholder approval. Unless otherwise specifically provided in the resolution establishing any series of Preferred Stock, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

Notwithstanding the foregoing provisions of this Section 2.2, prior to the Threshold Date, this corporation shall not, without the approval of the holders of at least a majority of the outstanding shares of Class B Common Stock, considered as a separate voting group, or the written agreement of the holders of at least a majority of the outstanding shares of Class B Common Stock: (i) initially issue any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, including by merger or otherwise, or (ii) amend the designation, preferences, voting powers and limitations, or rights, of any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, unless, in the case of either clause (i) or (ii) above, such action is approved by the Board of Directors including at least one of the Founders (as defined in Section 2.3(g) of these Articles) acting in his capacity as a director of this corporation.

2.3	Common Stock

The preferences, limitations, voting powers and relative rights of the Class A Common Stock and the Class B Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in these Articles, or except as required by applicable law (subject to Article 11 of these Articles), the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders.

(ii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting), and

(iii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of the corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to the Common Stock is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such class of stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be). Subject to the preferences applicable to any series of Preferred Stock, the shares of Class A Common Stock and the shares of Class B Common Stock are entitled to the net assets of this corporation upon dissolution in accordance with Chapter 23B.14 of the RCW.

(c) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(d) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of the Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon either (A) written notice to the Secretary and compliance with the procedures for voluntary conversion as set forth in Section 2.3(e)(v) of Article 2, or (B) if the holders of a majority of the outstanding shares of Class B Common Stock and the corporation have entered into a written agreement to amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock, upon compliance with such procedures as amended or adopted in such written agreement.

(ii) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(A) from a Founder, or any Permitted Entity of such Founder, to the other Founder, or any Permitted Entity of such other Founder.

(B) by a Founder to any of the entities, accounts, plans or trusts listed in clauses (1) through (6) below (each, a “Permitted Entity” and, collectively, “Permitted Entities”), and from any such Permitted Entity back to such Founder and/or any other Permitted Entity established by or for such Founder:

(1) a trust for the benefit of such Founder or persons other than such Founder so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Founder, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust under the terms of which such Founder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each of such Founder’s shares of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4) a corporation in which such Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event such Founder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5) a partnership in which such Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event such Founder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(6) a limited liability company in which such Founder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event such Founder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) Conversion Upon Death or Mental Disability. Each share of Class B Common Stock held of record by a Founder, or by any of such Founder’s Permitted Entities, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Mental Disability of such Founder; provided, however, that:

(A) If a Founder or such Founder’s Permitted Entity (in either case, the “Transferring Founder”) transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock to the other Founder (the “Transferee Founder”) which transfer of Voting Control is contingent or effective upon the death or Mental Disability of the Transferring Founder, then each share of Class B Common Stock that is the subject of such transfer shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (b) the date upon which the Transferee Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, further, that if the Transferee Founder shall die or suffer Mental Disability within nine months following the death or Mental Disability, as the case may be, of the Transferring Founder, then a trustee designated by the Transferee Founder and approved by the Board of Directors may exercise Voting Control over: (x) such shares of Class B Common Stock of the Transferring Founder or the Transferring Founder’s Permitted Entity and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (1) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (y) the Transferee Founder’s shares of Class B Common Stock (or shares of Class B Common Stock held of record by any Permitted Entity of the Transferee Founder) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (1) nine months after the earlier of the date upon which the Transferee Founder died or the date upon which Mental Disability in respect of such Transferee Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and

(B) If one Founder dies or Mental Disability in respect of such Founder occurs simultaneously with when the other Founder dies or Mental Disability in respect of such other Founder occurs (such simultaneous occurrence, a “Simultaneous Event”), a trustee designated by the Founders and approved by the Board of Directors may exercise Voting Control over the Founders’ shares of Class B Common Stock (or shares of Class B Common Stock held of record by any of the Permitted Entities of either of the Founders) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (a) nine months after the date of the Simultaneous Event or (b) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

(iv) Procedures. This corporation may, from time to time, establish such policies and procedures relating to the administration of the dual class structure, including, without limitation, the issuance of stock certificates or procedures with respect to book entry systems, as it deems necessary or advisable. This corporation may request that holders of shares of Class B Common Stock furnish affidavits, certificates or other proof to this corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of this corporation (the “Secretary”) with respect to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(v) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert voluntarily some or all shares of such holder’s Class B Common Stock into shares of Class A Common Stock pursuant to Section 2.3(e)(i) of this Article 2, such holder shall give signed written notice (the “Conversion Notice”) to the Secretary at the office of this corporation that such holder elects to convert the same, shall state therein the number of shares to be converted into shares of Class A Common Stock, and shall surrender the certificate or certificates evidencing the shares of Class B Common Stock of which all or a portion are to be converted, at the office of this corporation (and accompanied by all transfer taxes (or proof of payment thereof), if any); provided, however, that if the certificate or certificates evidencing the shares to be converted have been lost, stolen, or destroyed, the holder may, in lieu of delivering such certificate or certificates, notify the Secretary that such certificate or certificates have been lost, stolen, or destroyed and execute and deliver an agreement satisfactory to this corporation (the “lost certificate agreement”) to indemnify this corporation from any loss incurred by it in connection with such certificate or certificates. If requested by such holder, this corporation shall, as soon as practicable thereafter, provide for the issuance and delivery to such holder, at the address for delivery indicated in the

Conversion Notice, of a certificate or certificates for the number of shares of Class A Common Stock into which such holder has elected to convert the applicable shares of Class B Common Stock and to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the later of (A) the date of receipt by the Secretary of the Conversion Notice and (B) the date of either (i) the surrender to the Secretary of the certificate or certificates evidencing the shares of Class B Common Stock to be converted or (ii) the delivery of the lost certificate agreement, as the case may be (the later of the dates under clause (A) or clause (B), the “Voluntary Conversion Date”), and the holder entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such Voluntary Conversion Date. Notwithstanding anything to the contrary in this Section 2.3, upon the written agreement of the holders of a majority of the outstanding shares of Class B Common Stock and the corporation, this corporation may amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock. Notwithstanding anything to the contrary in this Section 2.3, automatic conversion of the shares of Class B Common Stock pursuant to Section 2.3(e)(ii) or Section 2.3(e)(iii) of this Article 2 shall be effective without any further action on the part of the holder of such shares and shall be effective whether or not the certificates for such shares are surrendered to this corporation. Upon any conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the holder (as of immediately prior to such conversion) of such shares of Class B Common Stock shall cease and the person, persons, entity or entities entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as having become the record holder or record holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2.3(e) shall be retired and may not be reissued.

(f) Reservation of Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(g) Definitions.

As used in these Articles, including this Article 2, the following terms shall have the following meanings:

“Change of Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange or other disposition (other than liens, encumbrances and the grant of security interests in the ordinary course of business and non-exclusive licenses in the ordinary course of business) by this corporation of all or substantially all of this corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of this corporation); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among this corporation and any direct or indirect subsidiary or subsidiaries of this corporation shall not be deemed a “Change of Control Transaction”; or

(b) the merger or consolidation of this corporation with or into any other corporation or entity, or the acquisition of this corporation by means of a share exchange, other than a merger, consolidation or share exchange that would result in the voting securities of this corporation outstanding immediately prior thereto continuing to represent, or being converted into, cancelled in consideration of obtaining the right to receive, or exchanged for, voting securities that represent, immediately following such merger, consolidation or share exchange, more than fifty percent (50%) of the total voting power of the capital stock of (i) this corporation or the surviving entity or (ii) if this corporation or the surviving entity is a subsidiary of another entity immediately following such merger, consolidation or share exchange, the parent entity of this corporation or the surviving entity.

“Conversion Notice” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Distribution” means (i) any dividend or distribution of cash, property or shares of this corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary.

“Fifth Trading Day” has the meaning ascribed to such term in Section 9.2 of Article 9.

“Founder” means either Richard Barton or Lloyd Frink, each as a natural living person, and “Founders” means both of them.

“Mental Disability” means, with respect to a Founder, permanent and total disability such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute as to whether a Founder has suffered a Mental Disability, no Mental Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Mental Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Permitted Entity” and “Permitted Entities” have the meanings ascribed to such terms in Section 2.3(e)(ii)(B) of Article 2.

“RCW” means the Revised Code of Washington and “RCW 23B” means Title 23B of the Revised Code of Washington (also known as the Washington Business Corporation Act).

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of this corporation’s authorized but unissued capital stock.

“Secretary” has the meaning ascribed to such term in Section 2.3(e)(iv) of Article 2, except that such meaning does not apply to the use of the term “Secretary” in Section 2.2 of Article 2.

“Securities Exchange” means, at any time, the registered national securities exchange on which this corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or The Nasdaq Global Market (or similar national quotation system of The Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Threshold Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the first date on which the outstanding shares of Class B Common Stock represent less than seven percent (7%) of the aggregate number of shares of the outstanding Class A Common Stock and Class B Common Stock.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee, regardless of whether or not there is a corresponding change in beneficial ownership (provided however that any such transfer to a broker or other nominee that is determined by the Secretary to have been unintended by the transferor shall not be considered a “Transfer” if no shareholder vote has occurred since such unintended transfer to the broker or nominee and such transfer to the broker or nominee is rescinded, revoked or reversed within 15 days after the transferor first becomes aware of such unintentional transfer) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of shareholders;

(b) the entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are Founders or one or more Permitted Entities of Founders, that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary, (2) either has a term not exceeding one (1) year or is terminable by the Founders or one or more Permitted Entities of Founders at any time, and (3) does not involve any payment of cash, securities, property or other consideration to a Founder or any Permitted Entity of a Founder other than the mutual promise to vote shares in a designated manner;

(c) the transfer of exclusive Voting Control with respect to shares of Class B Common Stock of one or more of the Founders or one or more Permitted Entities of a Founder permitted in Section 2.3(e)(iii) of Article 2;

(d) the entering by any of a Founder or one or more Permitted Entities of a Founder into a voting trust, agreement or arrangement (with or without granting a proxy) with any of the other Founder, one or more Permitted Entities of a Founder or a trustee that is entered into to provide for transfer of Voting Control contingent upon the death or Mental Disability of a Founder in accordance with Section 2.3(e)(iii) of Article 2; provided that (i) the parties to such voting trust, agreement or arrangement shall agree that the provisions of Section 2.3(e)(iii) of Article 2 apply in respect of such voting trust, agreement or arrangement, and (ii) if a voting trust, (A) the transfer of shares of Class B Common Stock by a Transferring Founder or such Transferring Founder’s Permitted Entities to the Transferee Founder in his capacity as trustee of such voting trust shall be deemed not to be a transfer of ownership for purposes of the second parenthetical of Section 2.3(e)(iii)(A) of Article 2, and (B) the transfer of shares of Class B Common Stock to the trustee of such voting trust in such trustee’s capacity as trustee of the voting trust shall be deemed not to be a Transfer;

(e) the pledge of shares of Class B Common Stock by a Founder or a Permitted Entity of a Founder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Founder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; or

(f) the fact that the spouse of any Founder possesses or obtains a community property interest in such Founder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Transferee Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Transferring Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Voluntary Conversion Date” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

2.4	No Further Issuance

Except for the issuance or payment of Class B Common Stock pursuant to and in accordance with Section 2.3(b) of Article 2, this corporation shall not issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

CT Corporation

520 Pike Street

Seattle, WA 98101

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation, except to the extent provided by written agreement with this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

6.1	Board Size

Except as otherwise provided in these Articles, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time solely by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

6.2	Classified Board Structure

From and after the effectiveness of these Amended and Restated Articles of Incorporation (the “Effective Time”), the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Effective Time. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Effective Time, each of the persons elected as a director of the Class of directors whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election. Notwithstanding the foregoing provisions of this Article 6, despite the expiration of a director’s term, a director shall continue to serve until his or her successor is duly elected and qualified or until there is a decrease in the size of the Board of Directors. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.3	Removal

(a) Prior to Threshold Date. Prior to the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed with or without cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

(b) After Threshold Date. After the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

6.4	Vacancies

Any vacancies on the Board of Directors resulting from death, resignation, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled as follows:

(a) prior to the Threshold Date, by the shareholders, by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director; and

(b) after the Threshold Date, only by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director.

The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

(a) To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director.

(b) This corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of this corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles.

(c) Any amendments to or repeal of this Article 7 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if the action is taken by written consent of all shareholders entitled to vote on the action.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles and the rights of the shareholders of this corporation are granted subject to this reservation.

9.1	Supermajority Voting

Except as provided in Section 9.2, the amendment or repeal of provisions in any of the following Articles or sections listed in this Section 9.1 shall require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group:

Article 6 (“Directors”)

Article 7 (“Limitation of Director Liability and Indemnification”)

Sections 9.1 and 9.2 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 12 (“Special Meeting of Shareholders”)

Article 14 (“Bylaws”)

9.2	Majority Voting

Notwithstanding the provisions of Section 9.1, an amendment or repeal of provisions in an Article or section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined below), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group.

As used in this Article 9, “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on the fifth Trading Day after the closing of this corporation’s initial public offering of common stock (the “Fifth Trading Day” or who is elected to the Board of Directors after the Fifth Trading Day upon the recommendation of a majority of the Continuing Directors.

9.3	Other Special Voting Requirements

The provisions in the following sections or Articles listed in this Section 9.3 may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group:

Sections 2.3 and 2.4 of Article 2 (“Shares”)

Section 9.3 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 13 (“No Reliance on Controlled Company Exemption”)

ARTICLE 10. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

With respect to any proposal or matter presented to shareholders for approval under RCW 23B.11.030, RCW 23B.12.020 or RCW 23.B.14.020, in accordance with RCW 23B.07.270, this corporation’s shareholders may approve the proposal or matter by a majority of the voting group comprising all the votes entitled to be cast on such proposal or matter. This Article 10 is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 11. LIMITATION OF SEPARATE CLASS VOTING TO EXTENT

PERMITTED BY LAW

Except (a) to the extent otherwise expressly provided in these Articles with respect to voting or approval rights of a particular class or series of capital stock, (b) as may be fixed or determined with respect to any series of Preferred Stock, or (c) to the extent otherwise provided pursuant to RCW 23B.10.030(3) or RCW 23.B.11.030(3), the holders of each outstanding class or series of shares of this corporation shall not be entitled to vote as a separate voting group (1) on any amendment to these Articles with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e), or (f) to vote as a separate voting group, or (2) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group.

ARTICLE 12. SPECIAL MEETING OF SHAREHOLDERS

The Chairperson of the Board of Directors, the Chief Executive Officer of this corporation, the President of this corporation or the Board of Directors may call special meetings of the shareholders. Further, prior to the Threshold Date, a special meeting of the shareholders may be called upon request by holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, provided the request is in proper form as prescribed by the Bylaws of this corporation and as otherwise required by applicable laws. After the Threshold Date, special meetings of the shareholders may not be called by the shareholders or any other person or persons, other than as set forth in the first sentence of this Article 12.

ARTICLE 13. NO RELIANCE ON CONTROLLED COMPANY EXEMPTION

At any time during which shares of capital stock of this corporation are listed for trading on the Securities Exchange, this corporation shall not rely upon the exemptions from the corporate governance rules and requirements of the Securities Exchange available to any company that constitutes a “controlled company” within the meaning of the corporate governance rules and requirements of the Securities Exchange.

ARTICLE 14. BYLAWS

The Bylaws of this corporation may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors, except that the Board of Directors may not amend or repeal any Bylaw that the shareholders have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board of Directors. The shareholders may also alter, amend and repeal the Bylaws of this corporation or adopt new Bylaws; provided, however, that the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of this corporation generally in the election of directors, voting together as a single voting group, shall be required for the shareholders of this corporation to alter, amend or repeal any provision of the Bylaws of this corporation or adopt new Bylaws.

ARTICLE 15. SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with its terms.

Dated:             , 2011

, Secretary